Exhibit 10.41
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                             TERMINATION AND RELEASE

        WITNESSETH, this TERMINATION AND RELEASE (this "Termination and Release") by and between THE AMERICAN NATIONAL RED CROSS, a not-for-profit corporation chartered by an act of Congress ("ARC"), and HMSR INC., a Delaware corporation with an office and principal place of business at 140 Locke Drive, Marlborough MA 01752 ("HMSR") (Formerly HemaSure Inc. prior to May 29, 2001), dated as of August 17, 2001.



        WHEREAS, HMSR and ARC (collectively, the "Parties") entered into a Master Purchase Contract dated as of July 1, 1999 (the "Agreement"); and



        WHEREAS, the Parties desire to terminate the Agreement and set forth certain understandings with respect to such termination.



        NOW THEREFORE, in consideration of these premises, the promises and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:



1. Cash Payment. Concurrent with the execution and delivery hereof, HMSR has delivered to ARC, in immediately available funds, $600,000 (Six Hundred Thousand Dollars).

2. Destruction of Products. Concurrent with the execution hereof HMSR will, at its own cost, dispose of all HMSR product paid for by or in the possession of ARC.

3.      Releases.

        (a) The Parties hereby fully and forever release and discharge each other, their officers, directors, shareholders, employees, predecessors, successors, assigns, affiliates, subsidiaries, parents, agents, representatives, principals, investors, independent contractors, and attorneys, both past and present (such persons or entities as to any Party hereinafter referred to as a Party's "Related Parties"), as to any and all actual or potential claims, actions, causes of action, suits, debts, dues, sums of money, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, demands and losses of any kind whatsoever, including cross-claims, third party claims, and claims for indemnification and/or


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contribution, whether or not suspected, whether or not concealed, whether or not asserted, whether or not accrued, whether contingent or otherwise, whether liquidated or unliquidated, whether at law or in equity, and whether known or unknown, which they ever had, now have or may hereafter have, from the beginning of the world through the date of the execution and delivery of this Termination and Release, arising out of, or in connection with, the Agreement, except as to the rights and obligations created by this Termination and Release; provided however, notwithstanding the foregoing, Sections 7.3, 11.3, 13.1, 13.2, 16.2,
16.3 and 16.5 of the Agreement shall survive and shall be unaffected by this Termination and Release and shall remain in full force and effect in accordance with their terms.

        (b) Notwithstanding the provisions of Section 3(a), as to any specific individual or entity not expressly a signatory to this Termination and Release but who or which might be covered by the language of this Section 3, such release and discharge shall not apply to or otherwise benefit that individual or entity in the event such individual or entity, directly or indirectly, asserts a claim or demand or otherwise brings a suit or some other action or proceeding against a Party respecting any claim, demand, allegation, or controversy and asserts that by reason of this Termination and Release there exists any release or waiver by a Party inuring to that individual or entity.

4. Subject to the provisions of this Termination and Release, upon the execution and delivery of this Termination and Release, the Agreement is hereby terminated and is of no further force and effect and neither Party shall have any further rights, liabilities or obligations to the other thereunder.

5. At the cancellation or expiration of HMSR's current product liability policy, HMSR shall procure at its sole cost and expense so-called "tail" or "extended reporting period" endorsement or insurance ("Insurance") for the "claims made" products liability insurance policy as further described in
Section 14(ii) of the Agreement, which insured the Filtration Systems (as defined in the Agreement) supplied to ARC. Such "tail" or "extended reporting period" Insurance shall be: (1) in an amount not less than $10,000,000; (2) in full force and effect for not less than five years from the procurement of such Insurance; and (3) the retroactive date of such Insurance shall extend at a minimum, back to the first date upon which HMSR provided ARC a Filtration System. The insurer providing this Insurance shall be reasonably satisfactory to ARC; the Insurance shall meet all applicable statutory requirements and shall continue to be written so that any insured claim covered by the policy will be covered by that policy as primary policy coverage and it shall not be considered contributing with, nor contributory to, nor in excess of, any insurance which ARC may carry, and ARC shall be named as an additional insured. A fax copy of the certificate of insurance as evidence of this Insurance shall be furnished to ARC within ten business days upon the procurement of such "tail" or "extended reporting period" Insurance with an original certificate of insurance furnished to ARC within 30 days of said procurement, and said certificate shall evidence all of the terms, conditions and amounts required herein and shall

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provide for not less than 60 days notice of cancellation or material change to
ARC. HMSR further agrees to provide ARC documentation of the payment of the premium for this Insurance for the full term as required by this Section 5.

6. This Termination and Release shall be governed by and construed in accordance with the laws of the State of New York.

                           [Signature page to follow]

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        IN WITNESS WHEREOF, the parties have caused this Termination and Release to be executed and delivered in duplicate originals by their duly authorized representatives as of the date first set forth above.

THE AMERICAN NATIONAL RED CROSS                       HMSR INC.



/s/ Philip C. Jenrick                                 /s/ Timothy J. Barberich
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Philip C. Jenrick                                     Timothy J. Barberich
Contracting Officer                                   Chairman